Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Orchids Paper Products Company (together with its successors and assigns, the “Company”) and Robert A. Snyder (“Executive”);

WHEREAS, the Company and Executive (each a “Party” and together, the “Parties”) entered into an employment agreement dated August 20, 2007 and amended on August 22, 2008 and again on January 19, 2012 (the “Employment Agreement”); and

WHEREAS, the term of the Employment Agreement is (absent any extensions) scheduled to end on December 31, 2013; and

WHEREAS, the Company and Executive have agreed that Executive will (notwithstanding the terms of the Employment Agreement) resign as President and Chief Executive Officer of the Company effective on or about November 8, 2013;

WHEREAS, the Company and Executive have agreed that (notwithstanding the terms of the Employment Agreement) following his resignation as President and Chief Executive Officer of the Company, in order to effect a smooth transition, Executive will continue to serve the Company in an advisory role until his employment with the Company terminates on December 31, 2013; and

WHEREAS, the Company and Executive have agreed that Executive will also resign as a member of the Company’s Board of Directors (the “Board”), effective as of November 4, 2013:

NOW, THEREFORE, for such consideration as the Company and Executive hereby declare full and adequate, the Company and Executive, each intending to be legally bound, agree as follows:

1.	Termination of Employment Agreement.

a.	2013. The Company and Executive agree that (except as expressly set forth in § 2 and § 4 of this Agreement) all of the terms and conditions and respective right and obligations set forth in the Employment Agreement shall remain in full force and effect until 11:59 pm eastern time on December 31, 2013.

b.	After 2013. The Company and Executive agree that after 2013: (1) sections 2.5 and 2.6 and Sections 3.2 through 3.14 shall remain in full force and effect in accordance with the terms of such sections, the terms of which are hereby incorporated as part of this Agreement, and (2) sections 2.1 through 2.4 and 3.1 shall have no further force or effect.

2.	Separation from Employment. Executive and the Company agree that Executive’s employment with the Company shall terminate effective 11:59 pm eastern time on December 31, 2013 and that neither Party has any right to revoke or rescind such agreement with respect to such termination. In addition, Executive and the Company agree that Executive’s resignation as President and Chief Executive Officer of the Company shall be effective on or about November 8, 2013, and thereafter, in order to effect a smooth transition, Executive shall serve in advisory role with the Company until the effective time of the termination of his employment on December 31, 2013.

3.	Board Membership. Executive and the Company agree that Executive resigns his position as a member of the Board effective November 4, 2013 and that neither Party has any right to revoke or rescind such agreement with respect to such termination.

4.	Payments and Benefits.

a.	General. The Company and Executive agree that the payments and benefits described in this §4 are in lieu of any payments or benefits otherwise due or payable under the Employment Agreement, and Executive irrevocably waives any right he otherwise might have to any payments or benefits otherwise due or payable under the Employment Agreement.

b.	Cash Severance. The Company and Executive acknowledge and agree that: (i) the amount of Executive’s cash severance (less applicable tax withholdings) under this Agreement shall equal the cash severance which would have been payable as if the Executive’s employment was terminated without “Cause” under the Employment Agreement in a situation not involving a “Change in Control”, which amount shall be one year’s Base salary; and (ii) such cash severance shall be paid in approximate equal installments in accordance with the Company’s standard payroll schedule for salaried employees over the one year period ending December 31, 2014 as described in the Employment Agreement for a termination of employment by the Company without “Cause.” In addition, Executive shall receive a one-time severance payment in the amount of $20,000 to be paid on March 31, 2014.

c.	Options and Restricted Stock Grants. Executive shall retain those options or restricted awards that have vested or will vest in accordance with their terms through December 31. 2013. All unvested Options or Restricted Stock Awards shall be revert to the Company as of 11:59 pm on December 31, 2013.

d.	Health Care Continuation Coverage. If Executive timely elects COBRA coverage for Executive (or, if applicable, for Executive and any of his COBRA eligible dependents) under the Company’s group health plan in which he participates on December 31, 2013, or if Executive purchases alternative health insurance coverage the Company will reimburse Executive (on an after tax basis) for the COBRA coverage premiums he pays for such coverage, or the cost of the alternative coverage limited to a maximum of the cost of the COBRA coverage and each such reimbursement will be made, upon submission of appropriate documentation, no later than sixty (60) days after the date that a premium is paid by Executive..

e.	Earned but Unpaid Salary, Bonus and Expense Reimbursements. The Company will pay Executive any earned but unpaid salary due for the period ending December 31, 2013, in accordance with customary payroll practices of the Company, and will pay Executive any annual bonus for the 2013 calendar year that becomes payable by reason of the attainment of the pre-established performance goal (without any exercise of negative discretion), which amount shall be paid after audited results are delivered to the Company. The Company shall also reimburse Executive, in accordance with the Company’s standard policy for expense reimbursements, for any expenses incurred on or before December 31, 2013, on or before March 15, 2014 if Executive timely files an expense reimbursement claim for such expenses.

2

f.	Other Payments and Benefits. Executive as a result of his termination of employment on December 31, 2013 will be eligible to receive such payments and benefits which are due or payable in the ordinary course upon or following a termination of an employee’s employment under the Company’s plans, programs and policies on the same basis and subject to the same terms and conditions as other similarly-situated employees or officers of the Company are eligible to receive such payments and benefits; provided, however, to the extent there is any duplication of benefits under §4 of this Agreement and any benefits under such employee benefit plans, programs and policies, Executive hereby waives his rights to any benefits under such employee benefit plans, programs and policies. Without limiting the foregoing, the Company acknowledges and agrees that Executive is entitled to: (i) his health savings account, which is fully vested and non-forfeitable; (ii) payment for his accrued but unused vacation days for 2013, as of December 31, 2013; (iii) full participation in any matching or other employer contributions to the Company’s 401(k) plan for the 2013 calendar year (regardless of when such contributions are actually made); and (iv) indemnification, in accordance with the Company’s current bylaws or indemnification agreement.

5.	Non-Disparagement. Executive agrees that from the date hereof through the effective time of the termination of his employment with the Company and for two (2) years following the termination of his employment with the Company, Executive shall not make any public statement, whether oral, written, electronic or other, or induce, assist or participate in the making of any such public statement, which libels, slanders or disparages in a material manner the Company or its directors, officers, and employees.

6.	Mutual Release.

a.	Release by Executive. Executive, on behalf of himself and his heirs, executors, administrators and legal representatives (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates (collectively, the “Releasees”) from (and indemnifies them against) any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that the Releasors may have, may have had, or may hereafter have, and that are based in whole or in part on facts existing prior to the date of this Agreement (collectively, “Claims”), including without limitation any Claims based on Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Releasees); the Age Discrimination in Employment Act, including claims alleging age discrimination; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Immigration Reform and Control Act; any common law, public policy, contract (whether oral or written, express or implied) or tort law; and any other local, state, federal or foreign law, regulation or ordinance, and that arise out of, or relate to, Executive’s employment with, or services for, the Company or any of its affiliates, or the termination of such employment or services; provided, however, that this paragraph shall not release (i) Executive’s rights arising under or preserved by this Agreement, or (ii) Executive’s rights as a shareholder of the Company or (iii) any claims based on any act or omission of a Releasee which constitutes willful misconduct, gross negligence or fraud.

3

b.	Release by Company. The Company, on behalf of itself and the Releasees and each of their respective officers, directors, employees, shareholders and agents, hereby releases, acquits and forever discharges Executive and the Releasors from (and indemnifies them against) any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatever kind or character, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Releasee may have, may have had, or may hereafter have, and that are based in whole or in part on facts existing prior to the date of this Agreement, and that arise out of, or relate to, the Executive’s employment with, or services for, the Company or any of its affiliates, or the termination of such employment or services, provided, however, that this paragraph shall not release (i) the Company’s rights arising under or preserved by this Agreement, (ii) any claims based on any act or omission of Executive which constitutes willful misconduct, gross negligence or fraud or a violation of any applicable statute or regulation or (iii) any claims to the extent that the release of such claims would be inconsistent with a Releasees’ obligations or Executive’s obligations under applicable law.

7.	Miscellaneous

a.	Enforceability; Jurisdictions. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its subsidiaries or affiliates, where applicable), other than those arising under sections 2.5 or 2.6 of the Employment Agreement, to the extent necessary for the Company (or its subsidiaries or affiliates, where applicable) to avail itself of the rights and remedies provided under sections 2.5 or 2.6 of the Employment Agreement, shall be submitted to arbitration in Oklahoma in accordance with Oklahoma law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (and its subsidiaries or affiliates, where applicable) and Executive, and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

b.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails.

4

c.	Entire Agreement. This Agreement (and the arrangements described herein) contains the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

d.	Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument that expressly identifies the applicable provision and that is signed by the Company and Executive or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

e.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

f.	Assignment. Except as provided in this § 6(f), neither Party’s rights or obligations under this Agreement may be assigned by such Party, and any purported assignment by either Party in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiaries, estate, executors, or other legal representative(s).

g.	Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law, but with respect to bonus compensation shall only withhold federal taxes at the bonus, or supplemental rate, to the extent permitted by law.

h.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, permitted assigns, heirs, executors and legal representatives.

i.	Counterparts. This Agreement may be executed by the Company and Executive in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by either the Company or Executive.

5

j.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.	Time for Review, Revocation & Effective Date. This Agreement shall be effective seven (7) days after execution and delivery by both parties (the "Effective Date"). The Executive shall have the right to rescind the agreement at any time during the seven days after execution and before the Effective Date and may exercise this right by notifying the Company of his decision to rescind in writing. By signing below, the Executive acknowledges that he has had at least twenty-one (21) days to review this Agreement. The Executive further acknowledges that he has fully read this Agreement, understands its terms, and has been advised to CONSULT WITH LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT.

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the Company and Executive have signed their names on the date set forth below their signature.

EXECUTIVE:

/s/ Robert A. Snyder	11/5/2013
Robert A. Snyder	Date

THE COMPANY:

/s/ Steven R. Berlin	11/5/2013
Orchids Paper Company	Date

by: Steven R. Berlin, its Chairman

[Signature Page to Separation Agreement]